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                                                                   EXHIBIT 3.1


                          CERTIFICATE OF DESIGNATION OF
                     SERIES F CONVERTIBLE PREFERRED STOCK OF
                               WAVE SYSTEMS CORP.

            The undersigned, Steven Sprague and Carla F. Jewett, hereby certify that:

            I. They are the duly elected and acting President and Assistant Secretary, respectively, of Wave Systems Corp., a Delaware corporation (the "Company").

            II. The Restated Certificate of Incorporation of the Company authorizes 2,000,000 shares of preferred stock, par value $.01 per share.

            III. The following is a true and correct copy of resolutions duly adopted by the Board of Directors of the Company (the "Board of Directors") at a meeting duly held October 8, 1997, which constituted all requisite action on the part of the Company for adoption of such resolutions.

                                   RESOLUTIONS

            WHEREAS, the Board of Directors is authorized to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, preferences and relative, participating, optional or other special rights of the shares of each such series, and the qualifications or restrictions thereof;

            WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid, to designate a new series of preferred stock, set the number of shares constituting such series and fix the rights, preferences, privileges and restrictions of such series;

            NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby designates a new series of preferred stock and the number of shares constituting such series and fixes the rights, preferences, privileges and restrictions relating to such series as follows:

            1. Designation, Amount and Par Value. The series of preferred stock shall be designated as the Series F Convertible Preferred Stock (the "Preferred Stock"), and the number of shares so designated shall be 112,500 (which shall not be subject to increase). Each share of Preferred Stock shall have a par value of $.01 per share and a stated value of $20 per share (the "Stated Value").

            2.     Dividends.

            (a) Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company

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shall pay, cumulative dividends at the rate per share (as a percentage of the
Stated Value per share) equal to 6% per annum (the "Dividend Rate"), payable quarterly in arrears on March 31, June 30, September 30 and December 31 in each year, commencing on December 31, 1997, in cash or (subject to the provisions of Sections 2(b) and 5(a)(ii)) shares of Class A Common Stock (as defined in
Section 7) (determined based upon the Conversion Price (as defined in Section 5(c)) on such dividend payment date. Any arrears in the payment of dividends hereunder shall be paid on the Conversion Date (as defined in Section 5(a)(i)). Commencing the Original Issue Date (as defined in Section 7), dividends on the Preferred Stock shall accrue daily in each quarterly period based upon the actual number of days elapsed in a 360-day year and shall be deemed to accrue on such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. The party that holds the Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Preferred Stock, such payment shall be distributed ratably among the holders of the Preferred Stock based upon the number of shares held by each holder. Payment of dividends on the Preferred Stock is further subject to the provisions of
Section 5(c)(i).

            (b) Notwithstanding anything to the contrary contained herein, the Company may not issue shares of Class A Common Stock in payment of dividends on the Preferred Stock if:

                  i) the number of shares of Class A Common Stock at the time authorized, unissued and unreserved for all purposes, or held as treasury stock, is insufficient to issue such dividends to be paid in shares of Class A Common Stock;

                  ii) the shares of Class A Common Stock to be issued in respect of such dividends are not registered for resale pursuant to an effective registration statement that names the recipient of such dividend as a selling stockholder thereunder;

                  iii) the shares of Class A Common Stock to be issued in respect of such dividends are not listed on the Nasdaq National Market or Nasdaq SmallCap Market, and any other exchange on which the Class A Common Stock is then listed for trading; or

                  iv) the issuance of such shares would result in the recipient thereof beneficially owning more than 4.9% of the issued and outstanding shares of Class A Common Stock.

            (c) So long as any Preferred Stock shall remain outstanding, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 7), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or

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distribution described in Section 5) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities unless all dividends on the Preferred Stock for all past dividend periods shall have been paid.

            3. Voting Rights. Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the shares of the Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 4) senior to, prior to or pari passu with the Preferred Stock.

            4. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed shall be distributed among the holders of Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 5. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record holder of Preferred Stock.

            5.     Conversion.

            (a) (i) Each share of Preferred Stock shall be convertible into shares of Class A Common Stock at the Conversion Ratio (as defined in Section 7) at the option of the holder in whole or in part at any time after the expiration of the earlier to occur of (A) 60 days after the Original Issue Date and (B) the date the Securities and Exchange Commission (the "Commission") declares effective under the Securities Act of 1933, as amended (the "Securities Act"), the registration statement contemplated by the Registration Rights Agreement, dated the Original Issue Date (the "Registration Rights Agreement"), by and between the Company and the original holder of Preferred Stock, pursuant to which the Company is, among other things, required to register the resale of the shares of Class A Common Stock issuable upon conversion of the Preferred Stock (the "Underlying Shares Registration Statement"). Holders of Preferred Stock shall effect conversions by surrendering the certificate or certificates representing the shares of Preferred Stock to be converted to the Company, together with the form of conversion notice attached hereto as Exhibit A (the

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"Conversion Notice"). Each Conversion Notice shall specify the number of shares of Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the holder delivers such Conversion Notice by facsimile (the "Conversion Date"). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is deemed delivered pursuant to Section 5(i). Subject to Sections 5(a)(ii) and 5(b), as to the original holder (or its designee), subject to Section 4.10 of the Purchase Agreement (as defined in Section 7), each Conversion Notice, once given, shall be irrevocable. If the holder is converting less than all shares of Preferred Stock represented by the certificate or certificates tendered by the holder with the Conversion Notice, the Company shall promptly deliver to such holder a certificate for such number of shares as have not been converted.

                  (ii) Certain Regulatory Approval. If on the Conversion Date applicable to any conversion under this Section 5(a), (A) the Class A Common Stock is then listed for trading on the Nasdaq National Market or, if the rules of the Nasdaq Stock Market are hereafter amended to extend Rule 4460(i) promulgated thereby to the Nasdaq SmallCap Market and the Company's Class A Common Stock is then listed for trading on such market, (B) the Conversion Price then in effect is such that the aggregate number of shares of Class A Common Stock that would then be issuable upon conversion of all outstanding shares of Preferred Stock, together with any shares of Class A Common Stock previously issued upon conversion of Preferred Stock and as payment of dividends thereon, would equal or exceed 20% of the number of shares of Common Stock outstanding on the Original Issue Date (the "Issuable Maximum"), and (C) the Company has not previously obtained Shareholder Approval (as defined in Section 7), then the Company shall issue to the converting holder of the Preferred Stock the Issuable Maximum and, with respect to any shares of Class A Common Stock that would be issuable to such holder in respect of the Conversion Notice at issue in excess of the Issuable Maximum, the Company shall have the option to either (1) use its best effort to, as promptly as possible, but in no event later than 60 days after the triggering Conversion Date, convene a meeting of the holders of the Common Stock and obtain the Shareholder Approval or (2) redeem, from funds legally available therefor at the time of such redemption, the balance of the Preferred Stock subject to the terms and conditions of this Section
5(a)(ii). If the Company fails for any reason to obtain such Shareholder Approval, the Company shall increase the Dividend Rate (as defined in Section 2(a)) from 6% per annum to 8% per annum effective retroactively to the triggering Conversion Date. In the event that the Company has chosen to redeem the balance of the Preferred Stock under paragraph (2) above, it shall do so from funds legally available at a price per share equal to the product of (i) the average Per Share Market Value for the five Trading Days immediately preceding (A) the Conversion Date or (B) the date of payment in full by the Company of such redemption price, whichever is greater, and (ii) the Conversion Ratio calculated on (A) the Conversion Date or (B) the date of payment by the Company of such redemption price, whichever date yields a lower Conversion Price denominator for the determination of the Conversion Ratio. If the Company has chosen to redeem shares of Preferred Stock pursuant to this Section and fails for any reason to pay the redemption price under (2) above within seven days after the Conversion Date, the Company will pay interest on such redemption price at a rate of 15% per annum to the converting holder of Preferred Stock, accruing from the Conversion Date until the

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redemption price plus any accrued interest thereon is paid in full.  The entire redemption price, including interest thereon, shall be paid in cash.


                  (b) Not later than three Trading Days after the Conversion Date, the Company will deliver to the holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those permitted by the Purchase Agreement) representing the number of shares of Class A Common Stock being acquired upon the conversion of shares of Preferred Stock (subject to reduction as set forth in Sections 5(a)(ii) and 5(e) herein and Section 4.10 of the Purchase Agreement) and (ii) one or more certificates representing the number of shares of Preferred Stock not converted; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon conversion of any shares of Preferred Stock until certificates evidencing such shares of Preferred Stock are either delivered for conversion to the Company or any transfer agent for the Preferred Stock or Class A Common Stock, or the holder of such Preferred Stock notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security reasonably acceptable to the Company) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Company shall, upon request of the holder of the Preferred Stock, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section 5(b) electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If such certificate or certificates are not delivered by the date required under this Section 5(b), the holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion. If the Company fails to deliver to the holder such certificate or certificates pursuant to this Section, including for purposes hereof, any shares of Class A Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, prior to the fifth Trading Day after the Conversion Date, the Company shall pay to such holder, in cash, as liquidated damages, $1,500 for each day after such fifth Trading Day until such certificates are delivered. If the Company fails to deliver to the holder such certificate or certificates pursuant to this Section prior to the 30th day after the Conversion Date, the Company shall, at the holder's option (i) redeem, from funds legally available therefor at the time of such redemption, such number of shares of Preferred Stock then held by such holder, as requested by such holder, and (ii) pay all accrued but unpaid dividends on account of the Preferred Stock for which the Company shall have failed to issue Class A Common Stock certificates hereunder, in cash. The redemption price per share shall be equal to the product of (A) the average Per Share Market Value for the five Trading Days immediately preceding (1) the Conversion Date or (2) the date of payment in full by the Company of such redemption price, whichever is greater, and (B) the Conversion Ratio calculated on (1) the Conversion Date or (2) the date of payment in full by the Company of such redemption price, whichever date yields a lower Conversion Price denominator for the determination of the Conversion Ratio. If the holder has requested that the Company redeem shares of Preferred Stock pursuant to this Section and the Company fails for any reason to pay

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the redemption price under (2) above within seven days after such notice, the
Company will pay interest on the redemption price at a rate of 15% per annum, in cash to such holder, accruing from such seventh day until the redemption price and any accrued interest thereon is paid in full.

                  (c)    (i)   The conversion price for each share of
Preferred Stock (the "Conversion Price") in effect on any Conversion Date shall be the lesser of (a) $1.05 (the "Initial Conversion Price") and (b) 80% of the average of the five (5) lowest Trade Prices (as defined in Section 7) during the ten (10) Trading Days immediately preceding the Conversion Date; provided that, (a) if the Underlying Shares Registration Statement is not filed on or prior to the 10th day after the Original Issue Date, or (b) if the Underlying Shares Registration Statement is not declared effective by the Commission on or prior to the 60th day after the Original Issue Date, or (c) if an Underlying Shares Registration Statement is filed with and declared effective by the Commission but thereafter ceases to be effective as to all of the then Underlying Shares at any time prior to the expiration of the "Effectiveness Period" (as such term as defined in the Registration Rights Agreement), without being succeeded within 10 Business Days by a subsequent Underlying Shares Registration Statement filed with and declared effective by the Commission, or (d) if trading in the Class A Common Stock shall be suspended for any reason for more than three Trading Days, or (e) if the conversion rights of the holders of Preferred Stock hereunder are suspended for any reason (any such failure being referred to as an "Event," and for purposes of clauses (a), (b) and (e) the date on which such Event occurs, or for purposes of clause (c) the date which such 10 Business Day-period is exceeded, or for purposes of clause (d) the date on which such three Trading Day period is exceeded, being referred to as "Event Date"), the Conversion Price shall be decreased by 2.5% each month (i.e., 77.5% as of the Event Date and 75% as of the one month anniversary of the Event Date) until such time as a subsequent Underlying Shares Registration Statement is declared effective by the Commission, or until any Event contemplated by clause (d) or (e), as the case may be, is cured. Any decrease in the Conversion Price pursuant to this Section 5(c)(i) shall continue as long as shares of Preferred Stock remain outstanding. The provisions of this Section are not exclusive and shall in no way limit the Company's obligations under the Registration Rights Agreement.


                         (ii)  If the Company, at any time while any shares of
Preferred Stock are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, or (c) combine outstanding shares of Common Stock into a smaller number of shares, the Initial Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or

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distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

                  (iii) If the Company, at any time while any shares of Preferred Stock are outstanding, shall issue rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value of Common Stock at the record date mentioned below, the Initial Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Initial Conversion Price pursuant to this Section 5(c)(iii), if any such right or warrant shall expire and shall not have been exercised, the Initial Conversion Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Initial Conversion Price made pursuant to the provisions of this Section 5 after the issuance of such rights or warrants) had the adjustment of the Initial Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

                  (iv) If the Company, at any time while shares of Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to holders of Preferred Stock) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 5(c)(ii) and (iii) above), then in each such case the Initial Conversion Price at which each share of Preferred Stock shall thereafter be convertible shall be determined by multiplying the Initial Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "Appraiser")

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selected in good faith by the holders of a majority in interest of the shares of Preferred Stock then outstanding; and provided, further, that the Company, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. In either case the adjustments shall be described in a statement provided to the holders of Preferred Stock of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

                  (v) All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

                  (vi) Whenever the Initial Conversion Price is adjusted pursuant to Section 5(c)(ii),(iii) or (iv), the Company shall promptly mail to each holder of Preferred Stock, a notice setting forth the Initial Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

                  (vii)
                        A. In the case of any reclassification of the Common Stock into other securities of the Company or any such compulsory share exchange pursuant to which the Common Stock is converted into cash, property or other securities of the Company, the Holders of the Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by Holders of Common Stock following such reclassification or share exchange, and the Holders of the Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which such shares of Preferred Stock could have been converted immediately prior to such reclassification or share exchange would have been entitled.


                        B. In the case of any consolidation or merger of the Company with or into another person or entity pursuant to which the Company will not be the surviving entity, any sale or transfer of all or substantially all of the assets of the Company, sale or transfer, or compulsory share exchange pursuant to which the Common Stock is converted into securities of any entity other than the Company, the Holders of the Preferred Stock then outstanding shall have the option to either (1) convert their shares in the manner contemplated in (vii)(A) above or (2) (x) shall be issued shares of convertible preferred stock or convertible debentures of the entity with which such consolidation, merger, sale or transfer, or share exchange takes place, which newly issued shares or debentures (as the case may be), shall have terms substantially similar in all material respects to the terms of the Preferred Stock (including with respect to conversion, as adjusted proportionately to reflect any differences between such entity's and the Company's stock price) and shall be entitled to all of the rights and privileges of a Holder of Preferred Stock set forth in this Certificate of

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Designation, the Registration Rights Agreement and the Purchase Agreement
(including, without limitation, as such rights relate to the acquisition, transferability, registration and listing of such freely tradeable shares of stock or other securities issuable upon conversion of such convertible preferred stock or convertible debentures), and (y) simultaneously with such issuance of convertible preferred stock or convertible debentures, shall have the right to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by Holders of Common Stock following such consolidation, merger, sale or transfer, or share exchange. In such case, the conversion price for such shares shall retain the discounts present in the Certificate of Designation. The conversion price for such newly issued shares shall be based upon the amount of securities, cash or property that each share of Common Stock would receive in such transaction, the Conversion Ratio immediately prior to the effective or closing date for such transaction and the Conversion Price stated herein.


                        The terms of any such reclassification, consolidation, merger, sale, transfer or share exchange under this Section 5(c)(vii) shall include such terms so as to continue to give to the Holder of Preferred Stock the right to receive the securities, cash or property set forth in this Section 5(c)(vii) upon any conversion or redemption following such reclassification, consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.



             (viii)     If:

                        A. the Company shall declare a dividend (or any other distribution) on its Common Stock; or

                        B. the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

                        C. the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

                        D. the approval of any stockholders of the Company shall be required (or shall be sought) in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the

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                              Common Stock is converted into other
                              securities, cash or property,

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Preferred Stock, and shall cause to be mailed to the holders of Preferred Stock at their last addresses as they shall appear upon the stock books of the Company, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Holders are entitled to convert shares of Preferred Stock during the 30-day period commencing the date of such notice to the effective date of the event triggering such notice.

                  (d) If at any time conditions shall arise by reason of action taken by the Company which in the opinion of the Board of Directors are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the holders of Preferred Stock (different than or distinguished from the effect generally on rights of holders of any class of the Company's capital stock) or if at any time any such conditions are expected to arise by reason of any action contemplated by the Company, the Company shall mail a written notice briefly describing the action contemplated and the material adverse effects of such action on the rights of the holders of Preferred Stock at least 30 calendar days prior to the effective date of such action, and an Appraiser selected by the holders of majority in interest of the Preferred Stock shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 5), of the Conversion Price (including, if necessary, any adjustment as to the securities into which shares of Preferred Stock may thereafter be convertible) and any distribution which is or would be required to preserve without diluting the rights of the holders of shares of Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case the adjustment shall be equal to the average of the adjustments recommended by each such Appraiser. The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be; provided, however, that no such adjustment of the Conversion Price shall be made which in the opinion of the Appraiser(s) giving the aforesaid opinion or opinions would result in an increase of the Conversion Price to more than the Conversion Price then in effect.

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                  (e)    The Company covenants that it will at all times
reserve and keep available out of its authorized and unissued Class A Common Stock solely for the purpose of issuance upon conversion of Preferred Stock and payment of dividends on Preferred Stock, each as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of Preferred Stock, such number of shares of Class A Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 5(c)) upon the conversion of all outstanding shares of Preferred Stock and payment of dividends hereunder.
The Company covenants that all shares of Class A Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and freely tradeable. If the Company shall not on any Conversion Date have sufficient available shares of Class A Common Stock in accordance with this Section to issue upon conversion of Preferred Stock and payments of dividends thereon, the Company shall use its best efforts, without limitation, including the filing of any proxy statements with the Securities and Exchange Commission and the distribution of such proxy statements to its sharesholders, to obtain, within 60 days from the triggering Conversion Date, shareholder approval to increase the total number of authorized shares of Class A Common Stock to a number reasonably acceptable to both the Company and the Holders.


                  (f) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Class A Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the holder of a share of Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Class A Common Stock.

                  (g) The issuance of certificates for shares of Class A Common Stock on conversion of Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

                  (h) Shares of Preferred Stock converted into Class A Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated stock.

                  (i) Any and all notices or other communications or deliveries to be provided by the holders of the Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the attention of the Secretary of the Company at the facsimile telephone number or address of the principal place of business of the Company. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each holder of Preferred Stock at the facsimile telephone number or address of such holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 4:30 p.m. (Eastern Standard Time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 4:30 p.m. (Eastern Standard Time) on any date and earlier than 11:59 p.m. (Easter Standard Time) on such date, (iii) four days after deposit in the United States mails, (iv) the Business Day following the date of mailing, if send by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

            6.     Redemptions.

            (a) The Company shall have the right, exercisable at any time upon 20 Trading Days notice to the holders of the Preferred Stock given at any time after the Original Issue Date, to redeem, from funds legally available therefor at the time of such redemption, all or any portion of the shares of Preferred Stock which have not previously been converted or redeemed, at a price per share equal to the product of (i) the average Per Share Market Value for the five Trading Days immediately preceding (1) the date of the redemption notice referenced above or (2) the date of payment in full by the Company of the redemption price hereunder, whichever is greater, and (ii) the Conversion Ratio calculated on (1) the date of such redemption notice or (2) the date of payment in full by the Company of such redemption price, whichever date yields a lower Conversion Price denominator for the determination of the Conversion Ratio. The entire redemption price shall be paid in cash. Holders of Preferred Stock may convert any shares of Preferred Stock, including shares subject to a redemption notice given under this Section, during the period from the date of such redemption notice through the 20th Trading Day thereafter.

            (b)      If any portion of the redemption price under Section
6(a) shall not be paid by the Company within 7 calendar days after the date due under such Section, such redemption price shall be increased by 15% per annum until paid (which amount shall be paid as liquidated damages and not as a penalty). In addition, if any portion of such redemption price remains unpaid for more than 7 calendar days after the date due, the holder of the Preferred Stock subject to such redemption may elect, by written notice to the Company given within 45 days after the date due, to either (i) demand conversion in accordance with the formula and the time frame therefor set forth in Section 5 of all of the shares of Preferred Stock for which such redemption price, plus accrued liquidated damages thereof, has not been paid in full (the "Unpaid Redemption Shares"), in which event the Per Share Market Price for such shares shall be the lower of the Per Share Market Price calculated on the date such redemption price was originally due and the Per Share Market Price as of the holder's written demand for conversion, or (ii) invalidate ab initio such redemption, notwithstanding anything herein contained to the contrary. If the holder elects option (i) above, the Company shall within five Trading Days of its receipt of such election deliver to the holder the shares of Class A Common Stock issuable upon conversion of the Unpaid Redemption Shares subject to such holder conversion demand and otherwise perform its obligations hereunder with respect thereto; or, if the Holder elects option (ii) above, the Company shall promptly, and in any event not later than five Trading Days from receipt of holder's notice of such election, return to the holder all of the Unpaid Redemption Shares.

            7. Definitions. For the purposes hereof, the following terms shall have the following meanings:

            "Business Day" means any day of the year on which commercial banks are not required or authorized to be closed in New York, New York.

            "Class A Common Stock" means the Company's Class A Common Stock, par value $.01 per share.

            "Class B Common Stock" means the Company's Class B Common Stock, par value $.01 per share.

            "Common Stock" means Class A Common Stock, Class B Common Stock, stock of any other class into which such shares may hereafter have been reclassified or changed and any other securities hereafter designated as common stock of the Company.

            "Conversion Ratio" means, at any time, a fraction, of which the numerator is Stated Value plus accrued but unpaid dividends (including any accrued but unpaid interest thereon), and of which the denominator is the Conversion Price at such time.

            "Escrow Agreement" means the Escrow Agreement, dated the Original Issue Date, by and among the Company, the original Holder of the Preferred Stock and the Escrow Agent.

            "Junior Securities" means the Common Stock and all other equity securities of the Company, except Series A Cumulative Redeemable Preferred Stock, Series B Preferred Stock, Series C Convertible Preferred Stock, and Series D Convertible Preferred Stock.

            "Original Issue Date" shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

            "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Class A Common Stock on such date on The Nasdaq National Market, Nasdaq Small Cap Market or other stock exchange on which the Class A Common Stock has been listed or if there is no such price on such date, then the closing bid price on such exchange on the date nearest preceding such date, or (b) if the Class A Common Stock is not listed on The Nasdaq National Market, Nasdaq Small Cap Market or any stock exchange, the closing bid price for a share of Class A Common Stock in the over-the-counter market, as reported by the Nasdaq Stock Market at the close of business on such date, or (c) if the Class A Common Stock is not quoted on the Nasdaq Stock Market or Nasdaq Small Cap Market, the closing bid price for a share of Class A Common Stock in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), or (d) if the Class A Common Stock is not reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the holder, or (e) if the Class A Common Stock is not publicly traded the fair market value of a share of Class A Common Stock as determined by an Appraiser selected in good faith by the holders of a majority in interest of the shares of the Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser.

            "Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

            "Purchase Agreement" means the Convertible Preferred Stock Purchase Agreement, dated as of the Original Issue Date, between the Company and the original Holder of the Preferred Stock.

            "Shareholder Approval" means the approval by a majority of the total votes cast on the proposal, in person or by proxy, at a meeting of the shareholders of the Company held in accordance with the Company's articles of organization and by-laws, of the issuance by the Company of shares of Class A Common Stock exceeding the Issuable Maximum as a consequence of the conversion of Preferred Stock into Class A Common Stock at a price less than the greater of the book or market value on the Original Issue Date as and to the extent required pursuant to Rule 4460(i) of the Nasdaq Stock Market (or any successor or replacement provision thereof).the Company hereby agrees to use its best efforts to seek shareholder approval to increase the amount of authorized shares of Class A Common Stock. In the event that such shareholder approval is not properly granted, and as a result the Company does not have sufficient available shares of Class A Common Stock on a certain Conversion Date.

            "Trade Price" for any Trading Day shall mean the lowest trading price of the Class A Common Stock during such Trading Day, as reported by Bloomberg Information Services, Inc. ("Bloomberg") or similar organizations or agencies succeeding to its functions of reporting prices; provided, however the Class A Common Stock is no longer reported by

Bloomberg or such organizations, then such prices shall be determined by reference to "Pink Sheet" quotes for the relevant period as determined in good faith by Holder.

            "Trading Day" means (a) a day on which the Class A Common Stock is traded on the Nasdaq National Market or Nasdaq SmallCap Market or principal national securities exchange or market on which the Class A Common Stock has been listed, or (b) if the Class A Common Stock is not listed on the Nasdaq National Market or Nasdaq SmallCap Market or any stock exchange or market, a day on which the Class A Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Class A Common Stock is not quoted on the OTC Bulletin Board, a day on which the Class A Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

            RESOLVED FURTHER, that the Chairman and Assistant Secretary of the Company be, and they hereby are, authorized and directed to prepare, execute, verify, and file with the

Secretary of State of Delaware, a Certificate of Designation in accordance with these resolutions and as required by law.

            IN WITNESS WHEREOF, Wave Systems Corp. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Steven Sprague, its President, and attested by Carla F. Jewett, its Assistant Secretary, this 8th day of October, 1997.

                                          WAVE SYSTEMS CORP.


                                          By:   /s/ Steven Sprague
                                              ------------------------------
                                             Name: Steven Sprague
                                             Title: President

Attest:

By   /s/ Carla F. Jewett
   --------------------------------
   Name: Carla F. Jewett
   Title: Assistant Secretary

                                  EXHIBIT A

                             NOTICE OF CONVERSION
                          AT THE ELECTION OF HOLDER

(To be Executed by the Registered Holder in order to Convert shares of Preferred Stock)

The undersigned hereby irrevocably elects to convert the number of shares of Series F Convertible Preferred Stock indicated below, into shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of Wave Systems Corp. (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:         ----------------------------------------------
                                 Date to Effect Conversion


                                 ----------------------------------------------
                                 Number of shares of Preferred Stock to be Converted

                                 Number of shares of Class A Common Stock to be Issued


                                 ----------------------------------------------
                                 Applicable Conversion Price


                                 ----------------------------------------------
                                 Signature


                                 ----------------------------------------------
                                 Name:


                                 ----------------------------------------------
                                 Address:

The Company undertakes to promptly upon its receipt of this conversion notice (and, in any case prior to the time it effects the conversion requested hereby), notify the converting holder by facsimile of the number of shares of Class A Common Stock outstanding on such date and the number of shares of Class A Common Stock which would be issuable to the holder if the conversion requested in this conversion notice were effected in full, whereupon, the holder hereby consents to the revocation of the conversion requested hereby to the extent that it determines that such conversion would result in it owning in excess of 4.9% of the outstanding shares of Class A

Common Stock on such date, and the Company shall issue to the holder one or more certificates representing shares of Preferred Stock which have not been converted as a result of this provision.



                                       18